Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2025 relating to the financial statements of Seven Hills Realty Trust, appearing in the Annual Report on Form 10-K of Seven Hills Realty Trust for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 28, 2025